                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



      Date of Report (Date of earliest event reported):  February 3, 1998


                 PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED
                 ---------------------------------------------
                (Exact name of issuer as specified in charter)



           Delaware                    0-29-092        54-1708481
     (State or Other Jurisdiction    (Commission    (I.R.S. Employer
           of Incorporation)         File Number)   Identification No.)

                             2070 Chain Bridge Road
                                   Suite 425
                            Vienna, Virginia  22182
                    (Address of principal executive offices)

                                 (703) 902-2800
              (Registrant's telephone number, including area code)


ITEM 5.   OTHER EVENTS
          ------------

          On February 3, 1998, Primus Telecommunications Group, Incorporated (the "Company"), the Taurus Acquisition Corporation, a Florida corporation and a wholly-owned subsidiary of the Company ("TAC"), and TresCom International, Inc., a Florida corporation ("TresCom"), entered into an Agreement and Plan of Merger (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of TAC with and into TresCom.

          Under the terms of the Merger Agreement, TresCom stockholders will receive shares of the Company's common stock in exchange for the TresCom common stock held by the TresCom stockholders at the effective time of the Merger. The Merger Agreement provides for an exchange of TresCom common stock at a ratio that is subject to certain adjustments based upon the price of the Company's common stock. If the average trading price of the Company's common stock as of the closing date is $15.89 or higher, TresCom stockholders will receive Company common stock valued at $10.00 per share of TresCom common stock. If the price of the Company's common stock is lower than $15.89, the value to be received for each TresCom share is adjusted downward, but in no event shall the value to be received for each TresCom share fall below $8.82 per share. If the price of the Company's common stock is less than $14.02, TresCom may terminate the Merger Agreement, subject to the Company's option to override such termination and reinstate the Merger Agreement by agreeing to pay to each holder of TresCom shares, additional consideration (in cash or in shares of Company common stock, or a combination thereof) such that each holder of TresCom shares will receive an aggregate value of $8.82 for each TresCom share exchanged in the Merger. Upon consummation of the merger, TresCom will become a wholly-owned subsidiary of the Company.

          The transaction is contingent upon, among other things, approval by both the Company's and TresCom's stockholders, certain regulatory approvals (including approval under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, and various telecommunications regulatory approvals) and other customary conditions, and is expected to close during the second quarter of 1998. The Merger is intended to constitute a tax-free reorganization under Section 368(a)(2)(E) of the Internal Revenue Code of 1986.

          Warburg, Pincus Investors, L.P., ("Warburg") which currently owns approximately 52% of the outstanding shares of TresCom's common stock, has agreed to vote its shares of TresCom in favor of the Merger. In addition, two stockholders of TresCom and two stockholders of the Company have agreed to vote their shares in favor of the Merger. Warburg has also agreed to pay to the Company 50% of any increase in price it would receive if a superior offer (as determined in the Merger Agreement) is accepted by the Company. The Merger Agreement also grants a reciprocal break-up fee of $5,000,000 under certain conditions of termination.

ITEM 7.   FINANCIAL STATEMENTS, PROFORMA FINANCIAL INFORMATION AND EXHIBITS
          -----------------------------------------------------------------


     2.1 Agreement and Plan of Merger by and among TAC, TresCom and the Company, entered into February 3, 1998.

     10.1 Stockholder Agreement by and among the Company, TAC, K. Paul Singh and Warburg, dated as of February 3, 1998.

     10.2 Voting Agreement by and between TresCom and K. Paul Singh dated as of February 3, 1998.

     10.3 Voting Agreement by and between TresCom and John F. DePodesta dated as of February 3, 1998.

     10.4 Voting Agreement by and between the Company and Wesley T. O'Brien dated as of February 3, 1998.

     10.5 Voting Agreement by and between the Company and Rudy McGlashan dated as of February 3, 1998.

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    PRIMUS TELECOMMUNICATIONS GROUP,
                                    INCORPORATED

                                    /s/ Neil L. Hazard
                                    _________________________________
Date:     February 5, 1998          By: Neil L. Hazard
                                    Executive Vice President and
                                    Chief Financial Officer

                                 EXHIBIT INDEX



     EXHIBIT
       NO.          DESCRIPTION
  ------------      -----------

       2.1 Agreement and Plan of Merger by and among TAC, TresCom and the Company, entered into February 3, 1998.

       10.1 Stockholder Agreement by and among the Company, TAC, K. Paul Singh and Warburg, dated as of February 3, 1998.

       10.2 Voting Agreement by and between TresCom and K. Paul Singh dated as of February 3, 1998.

       10.3         Voting Agreement by and between TresCom and John F.
                    DePodesta dated as of February 3, 1998.

       10.4         Voting Agreement by and between the Company and Wesley T.
                    O'Brien dated as of February 3, 1998.

       10.5 Voting Agreement by and between the Company and Rudy McGlashan dated as of February 3, 1998.